14 September 2017

STRICTLY PRIVATE AND CONFIDENTIAL
The Directors
Hudson Global Resources Ltd
12th Floor
1325 Avenue of the Americas
New York NY 10019

Dear Sirs,
Re: The Receivables Finance Agreement dated 1st August 2014.

We are writing to you in connection with the above mentioned Receivables Finance Agreement. Under the terms of that Agreement there is provided inter alia as follows;

Type of Facility:	Confidential Sterling Invoice Discounting
Applicable Operating Conditions:	Parts I, II, III and IV
Review Limit:	£11,500,000.00 (CORE FACILITY)
£500,000.00 (WIP PERM)
Annual Minimum Fee:	£50,000.00 per annum
Special Terms:	Month end facility head-room to be a minimum of £2,000,000.00
All Special Terms in the RFA will still apply

NOTWITHSTANDING the foregoing the terms of the Receivables Finance Agreement shall be varied as follows;

Type of Facility:	Confidential Sterling Invoice Discounting
Applicable Operating Conditions:	Parts I, II, III and IV
Review Limit:	£9,500,000.00 (CORE FACILITY)
£500,000.00 (WIP PERM)
Annual Minimum Fee:	£75,000.00 per annum
Arrangement Fee:	£5,000.00
Special Terms:	Month end facility head-room to be a minimum of £1,500,000.00
All Special Terms in the RFA will still apply

The above is subject to a 12 month agreement from the date the above amendments are effective after which time the notice period in your Operating Conditions will apply.

Will you kindly sign the attached copy of this letter in acknowledgement of your agreement to the variation, which will become effective immediately.

Yours faithfully

/s/ Darren Brown
Darren Brown
Client Manager

Authorised on behalf of
Hudson Global Resources Limited

/s/ Alexis de Bretteville	15 September 2017
Director	Date

Lloyds Bank Commercial Finance Ltd. Registered in England and Wales No. 733011.
Registered Office: No. 1, Brookhill Way, Banbury, Oxfordshire, OX16 3EL.
Lloyds Bank Commercial Finance Ltd is part of Lloyds Banking Group and is not authorised or regulated by the Prudential Regulation Authority or the Financial Conduct Authority